                                                                   EXHIBIT 10(o)


                           STOCK PURCHASE AGREEMENT


                  Dated as of October 20, 1997, by and among


                             United Rentals, Inc.
                       A & A Tool Rentals & Sales, Inc.
                                Joseph E. Doran
                               Patrick J. Doran
                       A & A Tool Rentals & Sales, Inc.
                         Employee Stock Ownership Plan

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----

1.          PURCHASE OF CORPORATION'S STOCK...........................   1
            -------------------------------
     1.1    SHARES TO BE PURCHASED....................................   1
            ----------------------
     1.2    PURCHASE PRICE............................................   1
            --------------
     1.3    ADJUSTMENTS TO PURCHASE PRICE.............................   2
            -----------------------------
     1.4    HOLD BACK.................................................   3
            ---------
     1.5    EXCLUDED ASSETS...........................................   5
            ---------------

2.   CLOSING TIME AND PLACE...........................................   5
     ----------------------

3.   REPRESENTATIONS AND WARRANTIES OF THE
     -------------------------------------
     CORPORATION AND THE SHAREHOLDERS.................................   5
     --------------------------------

     3.1  ORGANIZATION, STANDING AND QUALIFICATION....................   5
          ----------------------------------------
     3.2  CAPITALIZATION..............................................   5
          --------------
     3.3  ALL STOCK BEING ACQUIRED....................................   5
          ------------------------
     3.4  AUTHORITY FOR AGREEMENT.....................................   6
          -----------------------
     3.5  NO BREACH OR DEFAULT........................................   6
          --------------------
     3.6  SUBSIDIARIES................................................   6
          ------------
     3.7  FINANCIAL STATEMENTS........................................   6
          --------------------
     3.8  LIABILITIES.................................................   7
          -----------
     3.9  RENTAL ASSET LISTING........................................   8
          --------------------
     3.10 PERMITS AND LICENSES........................................   8
          --------------------
     3.11 CERTAIN RECEIVABLES.........................................   9
          -------------------
     3.12 FIXED ASSETS AND REAL PROPERTY..............................   9
          ------------------------------
     3.13 ACQUISITION/DISPOSAL OF ASSETS..............................  10
          ------------------------------
     3.14 CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS..............  11
          ----------------------------------------------
     3.15 INSURANCE...................................................  11
          ---------
     3.16 PERSONNEL...................................................  11
          ---------
     3.17 BENEFIT PLANS AND UNION CONTRACTS...........................  12
          ---------------------------------
     3.18 TAXES.......................................................  13
          -----
     3.19 COPIES COMPLETE.............................................  14
          ---------------
     3.20 PRODUCT QUALITY, WARRANTY CLAIMS, PRODUCT LIABILITY.........  14
          ---------------------------------------------------
     3.21 NO CHANGE WITH RESPECT TO CORPORATION.......................  14
          -------------------------------------
     3.22 CLOSING DATE DEBT; CLOSING DATE CURRENT ASSETS AND CLOSING
          ----------------------------------------------------------
          DATE CURRENT LIABILITIES....................................  16
          ------------------------
     3.23 BANK ACCOUNTS...............................................  16
          -------------
     3.24 COMPLIANCE WITH LAWS........................................  16
          --------------------
     3.25 POWERS OF ATTORNEY..........................................  17
          ------------------
     3.26 UNDERGROUND STORAGE TANKS...................................  17
          -------------------------
     3.27 PATENTS, TRADEMARKS, TRADE NAMES, ETC.......................  18
          -------------------------------------
     3.28 ASSETS, ETC., NECESSARY TO BUSINESS.........................  18
          -----------------------------------
     3.29 CONDEMNATION................................................  18
          ------------
     3.30 MANUFACTURERS, SUPPLIERS AND CUSTOMERS......................  18
          --------------------------------------

                                                                      Page
                                                                      ----

     3.31  ABSENCE OF CERTAIN BUSINESS PRACTICES......................  19
           -------------------------------------
     3.32  RELATED PARTY TRANSACTIONS.................................  19
           --------------------------
     3.33  DISCLOSURE SCHEDULES.......................................  19
           --------------------
     3.34  NO MISLEADING STATEMENTS...................................  19
           ------------------------
     3.35  ACCURATE AND COMPLETE RECORDS..............................  19
           -----------------------------
     3.36  KNOWLEDGE..................................................  19
           ---------
     3.37  BROKERS; FINDERS...........................................  20
           ----------------
     3.38  NO ESOP LOANS; NO ESOP ASSETS HELD IN SUSPENSE ACCOUNT...... 20
           ------------------------------------------------------

4.   REPRESENTATIONS AND WARRANTIES OF UNITED.........................  20
     ----------------------------------------
     4.1  EXISTENCE AND GOOD STANDING.................................  20
          ---------------------------
     4.2  NO CONTRACTUAL RESTRICTIONS.................................  20
          ---------------------------
     4.3  AUTHORIZATION OF AGREEMENT..................................  20
          --------------------------
     4.4  NO MISLEADING STATEMENTS....................................  21
          ------------------------
     4.5  BROKERS; FINDERS............................................  21
          ----------------
     4.6  DISCLOSURE SCHEDULES........................................  21
          --------------------

5.   CLOSING DELIVERIES...............................................  21
     ------------------
     5.1  UNITED DELIVERIES...........................................  21
          -----------------
     5.2  SHAREHOLDERS DELIVERIES.....................................  21
          -----------------------

6.   ADDITIONAL COVENANTS OF UNITED, THE CORPORATION
     -----------------------------------------------
     AND THE SHAREHOLDERS.............................................  22
     --------------------
     6.1  FURTHER ASSURANCES AND ADDITIONAL CONVEYANCES...............  22
          ---------------------------------------------
     6.2  RELEASE OF GUARANTIES.......................................  22
          ---------------------
     6.3  CONFIDENTIALITY.............................................  23
          ---------------
     6.4  BROKERS AND FINDERS FEES....................................  23
          ------------------------
     6.5  TAXES.......................................................  23
          -----
     6.6  SHORT YEAR TAX RETURNS......................................  23
          ----------------------
     6.7  CONTINUED EMPLOYMENT BY JOE AND PAT.........................  24
          -----------------------------------
     6.8  SHAREHOLDERS' REPRESENTATIVE................................  24
          ----------------------------
     6.9  GENERAL RELEASE BY SHAREHOLDERS.............................  25
          -------------------------------

7.   INDEMNIFICATION..................................................  25
     ---------------
     7.1  INDEMNITY BY THE SHAREHOLDERS...............................  25
          -----------------------------
     7.2  LIMITATIONS ON SHAREHOLDERS' INDEMNITIES....................  27
          ----------------------------------------
     7.3  NOTICE OF INDEMNITY CLAIM...................................  27
          -------------------------
     7.4  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS......  28
          ------------------------------------------------------
     7.5  NO EXHAUSTION OF REMEDIES OR SUBROGATION; RIGHT OF SET OFF..  29
          ----------------------------------------------------------

8.   OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDERS AND UNITED......  29
     -----------------------------------------------------------
     8.1  RESTRICTIVE COVENANTS.......................................  29
          ---------------------
     8.2  RIGHTS AND REMEDIES UPON BREACH.............................  31
          -------------------------------

                                                                      Page
                                                                      ----

9.   GENERAL..........................................................  32
     -------
     9.1  ASSIGNMENT..................................................  32
          ----------
     9.2  COUNTERPARTS................................................  32
          ------------
     9.3  NOTICES.....................................................  32
          -------
     9.4  ATTORNEYS' FEES.............................................  33
          ---------------
     9.5  APPLICABLE LAW..............................................  33
          --------------
     9.6  PAYMENT OF FEES AND EXPENSES................................  33
          ----------------------------
     9.7  INCORPORATION BY REFERENCE..................................  33
          --------------------------
     9.8  CAPTIONS....................................................  33
          --------
     9.9  NUMBER AND GENDER OF WORDS; CORPORATION.....................  33
          ---------------------------------------
     9.10 ENTIRE AGREEMENT............................................  33
          ----------------
     9.11 WAIVER......................................................  34
          ------
     9.12 CONSTRUCTION................................................  34
          ------------

10.  ARBITRATION AND DISPUTE RESOLUTION...............................  34
     ----------------------------------

                            STOCK PURCHASE AGREEMENT
                            ------------------------


     STOCK PURCHASE AGREEMENT, dated as of October 20, 1997, is entered into by and among United Rentals, Inc., a Delaware corporation ("United"), A & A Tool Rentals and Sales, Inc., a California corporation (the "Corporation"), Joseph E. Doran ("Joe"), Patrick J. Doran ("Pat"), and A & A Tool Rentals and Sales, Inc. Employee Stock Ownership Plan (the "ESOP"), (collectively, the "Shareholders").

     WHEREAS, the Corporation is engaged in the equipment, rental, sales and service business in the Central Valley region of Northern California;

     WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Corporation (the "Corporation's Stock") in the amount set forth on
Schedule 3.2;

     WHEREAS, United wishes to acquire from the Shareholders all of the issued and outstanding capital stock of the Corporation owned by the Shareholders;

     WHEREAS, concurrent with the execution of this Agreement, the Corporation, as lessee, and Joe and Pat, collectively as lessor, will enter into a Lease Termination Agreement (the "Lease Termination Agreement") to terminate that certain Lease dated June 1, 1973, amended on August 1, 1974, June 1, 1978, February 1, 1980, January 1, 1981, May 31, 1983 and May 31, 1993.

     WHEREAS, concurrent with the execution of this Agreement, the Corporation will enter into a Lease (the "Lease") with Joe and Thelma Doran (husband and wife) and Pat and Christina Doran (husband and wife), as tenants-in-common (collectively, "Lessor"), of certain real estate located in Stockton, California, used by the Corporation;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1.        PURCHASE OF CORPORATION'S STOCK
          -------------------------------

1.1       SHARES TO BE PURCHASED.  At the Closing (as hereinafter defined), the
          ----------------------
Shareholders sold and delivered to United all of the issued and outstanding Corporation's Stock, being the number of shares of the Corporation set forth on
Schedule 3.2 opposite each Shareholder's name. At the Closing, United purchased the Corporation's Stock and in exchange therefor delivered to the Shareholders at the Closing or shall deliver thereafter as provided by this Agreement the purchase price described in Section 1.2 (the "Purchase Price").

1.2       PURCHASE PRICE.  The Purchase Price is ten million seven hundred fifty
          --------------
thousand dollars ($10,750,000), subject to adjustment as provided in Section The Purchase Price, as so adjusted, less the Hold Back (as defined in Section 1.4) was paid in cash at the Closing by wire transfer to the accounts of the Shareholders as set forth on Schedule 3.2.

1.3       ADJUSTMENTS TO PURCHASE PRICE.  The Purchase Price was or shall be
          -----------------------------
adjusted as follows:

          (a) The Closing Date Debt was subtracted from the Purchase Price. The Closing Date Debt is set forth on Schedule 1.3(a) and includes: (i) the amount of the aggregate debt (excluding trade payables) of the Corporation outstanding on the Closing Date to be repaid by United at or immediately after the Closing Date and all prepayment penalties incurred or to be incurred by United in connection with the repayment of any such debt;
     (ii) the amount of the aggregate debt (excluding trade payables) of the Corporation outstanding on the Closing Date which will remain outstanding obligations of the Corporation after the Closing Date, including in each case all interest accrued through and including the Closing Date; and (iii) the aggregate amount of the present value of all capitalized lease obligations (determined in accordance with generally accepted accounting principals) of the Corporation. Schedule 1.3(a) includes wire transfer instructions for creditors whose Closing Date Debt will be repaid by United, and attached to Schedule 1.3(a) are pay-off letters or instructions from such creditors.

          (b) The amount by which the Closing Date Working Capital was greater or less than zero was added to or subtracted from the Purchase Price, as the case may be. The Closing Date Working Capital was determined by subtracting the Closing Date Current Liabilities from the Closing Date Current Assets. The Closing Date Current Assets consist of the amount of the aggregate current assets of the Corporation as of the Closing Date, including cash, prepaid expenses and other inventory, plus the accounts receivable of the Corporation earned prior to the Closing Date and collectible (valued as set forth below) on or after the Closing Date, plus any earned but unbilled rental revenue existing on the Closing Date minus the Inventory Value of the fuel and merchandise set forth on Schedule 1.3(c) and plus promotional and buying group rebates. The Closing Date Current Liabilities consist of the amount of the aggregate current liabilities (including any reserve for unpaid taxes and excluding the current portion of long-term debt to the extent such current portion is included in Closing Date Debt) and trade payables of the Corporation as of the Closing Date. The Closing Date Working Capital, the Closing Date Current Assets and the Closing Date Current Liabilities are set forth on
     Schedule 1.3(b).

          (c) There was added to the Purchase Price the Inventory Value (as defined below) of the fuel and merchandise held for sale, which is set forth on Schedule 1.3(c).

          (d) There was added to the Purchase Price the invoice value of any new Equipment listed on Schedule 1.3(d), which Equipment was not included in the Rental Asset Listing described in Section 1.4(b) because it was acquired by the Corporation after the date of the Rental Asset Listing with United's consent.

     1.4  HOLD BACK.
          ---------

          (a) United held back from the Purchase Price the sum of one million dollars ($1,000,000) (the "Hold Back"), which amount will be deposited by United with First Trust of California (the "Escrow Agent") to be held pursuant to an Escrow Agreement (the "Escrow Agreement") for later distribution pending the determination of the amount of the Equipment Adjustment, Inventory Adjustment and Working Capital Adjustment pursuant to Sections 1.4(b), 1.4(c) and 1.4(d), respectively. United and the Shareholders' Representative will use reasonable efforts to complete the Equipment Adjustment, the Inventory Adjustment and the Working Capital Adjustment within 90 days after the Closing Date, whereupon United shall notify the Shareholders' Representative of the amount of such Adjustments. If there is no disagreement between United and the Shareholders' Representative regarding the Equipment Adjustment, the Inventory Adjustment and the Working Capital Adjustment, United will adjust the Hold Back by the amount of such Adjustments and will instruct the Escrow Agent to release the Hold Back, as adjusted, to the Shareholders 120 days after the Closing Date. In the event of any disagreement between United and Shareholders' Representative regarding the dollar amount of any such adjustment, United shall nevertheless adjust the Hold Back by the amount of such Adjustments not in dispute and will instruct the Escrow Agent to release to the Shareholders any portion of the Hold Back, as adjusted, that is not in dispute. Promptly upon resolution of any such disagreement in accordance with the terms hereof, United shall adjust the remaining portion of the Hold Back and shall instruct the Escrow Agent to release to the Shareholders any remaining portion of the Hold Back, as adjusted, to which the Shareholders are entitled. Notwithstanding the foregoing, United shall not be limited to the Hold Back as a sole remedy in the event that any Purchase Price adjustment exceeds the Hold Back.

          (b) The Rental Asset Listing attached as Schedule 1.4(b) sets forth the asset description, make, model, original cost and net book value of all equipment held for rent to customers as of September 30, 1997. The Equipment is Rental Ready (as defined below). Within 30 days following the Closing Date, United and the Shareholders' Representative jointly shall complete a physical inventory of each item of Equipment on the Rental Asset Listing, including by visiting renters' locations as necessary to inspect such Equipment. The Purchase Price shall be reduced (the "Equipment Adjustment") for each item of Equipment listed on the Rental Asset Listing which has been sold, is missing, is not Rental Ready, or is otherwise not available for rent to customers by the Corporation, but only to the extent the aggregate fair market value of all such Equipment exceeds $75,000. The reduction in the Purchase Price shall be calculated by the aggregate fair market value (as determined by United and the Shareholders' Representative) of all missing, non-Rental Ready or unavailable Equipment, and by the net proceeds to the Corporation received from the sale of Equipment sold. In the event of a Purchase Price reduction due to an Equipment Adjustment, United shall be entitled to retain a portion of the Hold Back equal to such reduction. For purposes of this Agreement, an item of Equipment is "Rental Ready" only if all required maintenance has been performed and it does not require any repairs in excess of $200 per item for those items having a net book value of $5,000 or greater and $100 per item for those items having a net book value less than $5,000 per item. Any disputes as to the physical count, fair market value or Rental Readiness of any item of Equipment will, if possible, be resolved while the physical inventory of such Equipment is being taken. Any disputes not so resolved will be resolved by arbitration in accordance with Section 10.

          (c) The Purchase Price shall be adjusted (the "Inventory Adjustment") on a dollar-for-dollar basis pursuant to the procedures set forth below by the amount, if any, by which the Inventory Value of the fuel and merchandise included on Schedule 1.3(c) as of the Closing Date is greater or less than the amount set forth on Schedule 1.3(c) plus or minus, as the case may be, the lesser of $10,000 or two percent (2%) of the Inventory Value. "Inventory Value" shall mean the lower of (x) vendor cost as last received (including all freight) and (y) market value (excluding any non-salable or obsolete merchandise, parts or supplies) as of the Closing Date, as determined in accordance with generally accepted accounting principles. Inventory Value shall be determined pursuant to a physical inventory to be taken promptly following the Closing Date, and shall be finalized within 90 days following the Closing Date. Any disputes as to the physical condition, salability or obsolescence of any item of Inventory will, if possible, by representatives of United and the Shareholders' Representative be resolved while such physical inventory is being taken. Any disputes regarding the foregoing not so resolved will be resolved by arbitration in accordance with Section 10.

          (d) The adjustment made to the Purchase Price wired on the Closing Date pursuant to Section 1.3(b) is based on Schedule 1.3(b) as delivered at the Closing, which the parties understand includes only an estimate of the Closing Date Working Capital. Within 90 days after the Closing Date, United will determine the actual Closing Date Working Capital and will advise the Shareholders' Representative of such actual amount. If the Purchase Price increases, United will promptly pay any additional amount due to the Shareholders within 120 days after the Closing Date; if the Purchase Price declines, United may deduct the amount by which the Purchase Price declines from the Hold Back. To the extent the parties disagree on such amount, United and the Shareholders' Representative will attempt to resolve such dispute and, if they are unable to do so, such dispute shall be decided by arbitration in accordance with Section 10. The Purchase Price shall also be reduced 120 days after the Closing, on a dollar-for-dollar basis, by the value of all accounts receivable included in Closing Date Current Assets that have not been collected within 120 days after the Closing Date. United will cause the Corporation to use reasonable efforts to collect all such accounts receivable within 120 days after the Closing Date. All such uncollected receivables shall then be assigned by the Corporation to the Shareholders' Representative, who shall hold and attempt to collect them for the benefit of the Shareholders. The Corporation shall have no right to receive any of such collections. Payments received within 120 days after the Closing Date on accounts receivable for customers who generate accounts receivable before and after the Closing Date shall be credited to the oldest receivables first until the payments have been fully credited. The adjustments pursuant to this Section 1.4(d) are herein called the "Working Capital Adjustment."

             1.5 EXCLUDED ASSETS. The Assets of the Corporation listed on
                 ---------------
Schedule 1.5 (the "Excluded Assets") shall be distributed to the Shareholders prior to the Closing, and United shall acquire no interest in or claim to any of the Excluded Assets.

     2.   CLOSING TIME AND PLACE
          ----------------------

     The closing of the transactions contemplated herein (the "Closing") took place simultaneous with the execution of this Agreement (the "Closing Date"). The Closing took place at the Law Offices of Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, Suite 1800, San Francisco, California 94111. At the Closing, United and the Shareholders delivered to each other the documents, instruments and other items described in Section 5 of this Agreement.

     3.   REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE SHAREHOLDERS
          ----------------------------------------------------------------------

     The Corporation and the Shareholders, other than the ESOP except with respect to Section 3.38, and the ESOP, with respect to Section 3.38, jointly and severally, (i) represent and warrant that each of the following representations and warranties is true as of the Closing Date with respect to the Shareholders and the Corporation, as the case may be, and (ii) agree that such representations and warranties shall survive the Closing.

     3.1  ORGANIZATION, STANDING AND QUALIFICATION.  The Corporation is duly
          ----------------------------------------
organized, validly existing and in good standing under the laws of the State of California. The Corporation has full corporate power and authority to own and lease its properties and to carry on its business as now conducted. The Corporation is not required to be qualified or licensed to conduct business as a foreign corporation in any other jurisdiction.

     3.2  CAPITALIZATION.  Schedule 3.2 sets forth, as of the Closing Date, the
          --------------
authorized and outstanding capital stock of the Corporation, the name, addresses and social security numbers or taxpayer identification numbers of the record and beneficial owners thereof, and the number of shares so owned, and wire transfer instructions for each Shareholder relating to the bank account to which the Purchase Price should be sent. On the Closing Date, all of the issued and outstanding shares of the capital stock of the Corporation were owned of record and beneficially by the Shareholders, as set forth in Schedule 3.2, and were free and clear of all liens, security interests, encumbrances and claims of every kind. Each share of the capital stock of the Corporation is validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of the Corporation. Except as disclosed on Schedule 3.5, no option, warrant, call, conversion right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of the Corporation) exists which obligates the Corporation to issue any of its authorized but unissued capital stock or other equity interest, or which obligates any Shareholder to transfer any Corporation's Stock to any person.

     3.3  ALL STOCK BEING ACQUIRED.  The Corporation's Stock being acquired by
          ------------------------
United hereunder constitutes all of the outstanding capital stock of the Corporation.

     3.4  AUTHORITY FOR AGREEMENT.  The Corporation and each of the Shareholders
          -----------------------
has full right, power and authority to enter into this Agreement and to perform its or his obligations hereunder. The execution and delivery of this Agreement by the Corporation has been duly authorized by its Board of Directors. This Agreement has been duly and validly executed and delivered by the Corporation and each of the Shareholders and, subject to the due authorization, execution and delivery by United, constitutes the legal, valid and binding obligation of the Corporation and each of the Shareholders enforceable against the Corporation and each of the Shareholders in accordance with its terms.

     3.5  NO BREACH OR DEFAULT.  Except as disclosed on Schedule 3.5, the
          --------------------
execution and delivery by the Corporation and the Shareholders of this Agreement, and the consummation by the Shareholders of the transactions contemplated hereby, do not and will not:

          (a) result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, in any manner release any party from any obligation under, require any consent under, or will result in any lien, claim, or encumbrance on the Corporation's Stock or the assets of the Corporation under, any mortgage, lease, note, bond, indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which the Corporation or any of the Shareholders is a party, or by which the Corporation, or any of its assets, is or may be bound or affected; or

          (b) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; or

          (c) violate the Articles of Incorporation or Bylaws of the Corporation.

     3.6  SUBSIDIARIES.  Schedule 3.6 lists as of the Closing Date any and all
          ------------
subsidiaries of the Corporation and any securities of any other corporation or any securities or other interest in any other business entity owned by the Corporation or any of its subsidiaries.

     3.7  FINANCIAL STATEMENTS.  The Corporation has delivered to United, as
          --------------------
Schedule 3.7, copies of the following financial statements ("Financial Statements"): financial statements for the fiscal year ended October 31, 1995 and 1996, reviewed by KPMG Peat Marwick LLP and unaudited interim Financial Statements for the Corporation for the period ended August 31, 1997 (the "Balance Sheet Date"). To the knowledge of the Corporation and the Shareholders, the Financial Statements are true and correct and fairly present
(i) the financial position of the Corporation as of the respective dates of the balance sheets included in said statements, and (ii) the results of operations for the respective periods indicated. To the knowledge of the Corporation and the Shareholders, the Financial Statements have been prepared in accordance with generally accepted accounting principles, applied consistently with prior periods. Except to the extent reflected or reserved against in the Corporation's balance sheet as of the Balance Sheet Sate, or as disclosed on
Schedule 3.7 or Schedule 3.8, the Corporation had as of the Balance Sheet Date, and had, as of the Closing Date, no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due.

     3.8  LIABILITIES.  Schedules 3.8(a), (b), (c) and (d), are accurate lists
          -----------
and descriptions of all liabilities of the Corporation required to be described below in the format set forth below.

          (a) Schedule 3.8(a) lists, as of the Closing Date, other than with respect to trade payables and as of the end of the month prior to the Closing Date with respect to trade payables, all indebtedness for money borrowed and all other fixed and uncontested liabilities of any kind, character and description (excluding all real and personal property leasehold interests included in Schedule 3.8 (d)), whether reflected or not reflected on the Financial Statements and whether accrued or absolute, and states as to each such liability the amount of such liability and to whom payable. From the date as of which trade payables are listed through the Closing Date, trade payables have been incurred only in the ordinary course of business consistent with comparable prior periods.

          (b) Schedule 3.8(b) lists, as of the Closing Date, all claims, suits and proceedings which are pending against the Corporation and, to the knowledge of the Corporation and the Shareholders, all contingent liabilities and all claims, suits and proceedings threatened or anticipated against the Corporation. For each such liability, the following is provided in Schedule 3.8(b):

                (i) a summary description of such liability together with copies of all material documents, reports and other records relating thereto;

                (ii) all amounts claimed or relief sought with respect to such liability and the identity of the claimant; and

                (iii) without limitation of the foregoing, (A) the name of each court, agency, bureau, board or body before which any such claim, suit or proceeding is pending, (B) the date such claim, suit or proceeding was instituted, (C) the parties to such claim, suit or proceeding, (D) a description of the factual basis alleged to underlie such claim, suit or proceeding, including the date or dates of all material occurrences, (E) the amount claimed and other relief sought, and (F) all material pleadings, briefs and other documents relating thereto to the extent the same are in the possession or under the control of the Corporation or the Shareholders.

          (c) Schedule 3.8(c) lists, as of the Closing Date and to the extent not otherwise included in Schedule 3.8(a), all liens, claims and encumbrances secured by or otherwise affecting any asset of the Corporation (including any Corporate Property, as hereafter defined), including a description of the nature of such lien, claim or encumbrance, the amount secured if it secures a liability, the nature of the obligation secured, and the party holding such lien, claim or encumbrance.

          (d) Schedule 3.8(d) lists, as of the Closing Date and to the extent not otherwise included in Schedules 3.8(a) and (c), all real and personal property leasehold interests or to which a Corporation is a party as lessor or lessee or, to the knowledge of the Corporation or the Shareholders, affecting or relating to any Corporate Property, including a description of the nature and principal terms of such leasehold interest and the identity of the other party thereto.

          Except as described on Schedules 3.8(a), (b), (c) and (d), neither the Corporation nor any of the Shareholders has made any payment or committed to make any payment since the Balance Sheet Date on or with respect to any of the liabilities or obligations listed on Schedule 3.8(a), (b), (c) and (d) except, in the case of liabilities and obligations listed on Schedule 3.8(a), (c) and
(d), periodic payments required to be made under the terms of the agreements or instruments governing such obligations or liabilities.

     3.9  RENTAL ASSET LISTING.  The Rental Asset Listing attached as Schedule
          --------------------
1.4(b) lists all of the Equipment owned by the Corporation for lease or rent to customers, other than Equipment acquired after the date of the Rental Asset Listing and included on Schedule 1.3(d) or disposed of since the date of the Rental Asset Listing.

     3.10 PERMITS AND LICENSES.
          --------------------

          (a) Schedule 3.10(a) is a full and complete list, and includes copies, of all material permits, licenses, titles (including motor vehicle titles and current registrations), fuel permits, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents constituting a material authorization or entitlement or otherwise material to the operation of the business of the Corporation (collectively the "Governmental Permits") owned by, issued to, held by or otherwise benefiting the Corporation or the Shareholders as of the Closing Date. Any material conditions to the Governmental Permits to and, if applicable, the expiration dates thereof, are also described in Schedule 3.10(a). Schedule 3.10(a) also sets forth the name of any third party from whom the Shareholders, the Corporation or United must obtain consent (the "Required Governmental Consents") in order to effect a direct or indirect transfer of the Governmental Permits required as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.10(a), all of Governmental Permits enumerated and listed on Schedule 3.10(a) are adequate for the operation of the business of the Corporation and of each Corporate Property as presently operated and are valid and in full force and effect. All of said Governmental Permits and agreements have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of the Corporation or the Shareholders, threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Neither the Corporation nor any of the Shareholders has any knowledge of any reason why all such Governmental Permits and agreements will not remain in effect after consummation of the transactions contemplated hereby.


          (b) Schedule 3.10(b) lists, as of the Closing Date, each facility owned, leased, operated or otherwise used by the Corporation, the ownership, lease, operation or use of which is being transferred to, assumed by or otherwise acquired directly or indirectly by United pursuant to this Agreement (each, a "Facility" and collectively, the "Facilities"). Except as otherwise disclosed on Schedule 3.10(b):

          (i) Each Facility is fully licensed, permitted and authorized to carry on its current business under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations and no Facility is a non-conforming use or otherwise subject to any restrictions regarding reconstruction.

          (ii) All activities and operations at each Facility are being and have been conducted in compliance in all material respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and restrictions, variances, licenses, rules and regulations.

          (iii) Each Facility is located on real property owned or leased by the Corporation (each a "Facility Property") and each Facility Property owned by the Corporation is legally described on the surveys or site plans attached to Schedule 3.10(b) (the "Facility Surveys/Site Plans"), each of which when delivered will accurately depict the respective Facility Property.

          (iv) There are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any Facility's site assessments, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility owned by the Corporation or owned by any of the Shareholders or an Affiliate (as hereinafter defined) of any of the Shareholders and leased to the Corporation, and to the knowledge of the Corporation and the Shareholders there are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any site assessment, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility.

     3.11 CERTAIN RECEIVABLES.  Schedule 3.11 is an accurate list as of the
          -------------------
Closing Date of the accounts and notes receivable of the Corporation from and advances to employees, former employees, officers, directors, the Shareholders and Affiliates of the foregoing. For purposes of this Agreement, the term "Affiliate" means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such person, and in the case of the Corporation includes directors and officers, in the case of individuals includes the individual's spouse, father, mother, grandfather, grandmother, brothers, sisters, children and grandchildren and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.


     3.12 FIXED ASSETS AND REAL PROPERTY.
          ------------------------------

          (a) Schedule 3.12(a) lists, as of the Closing Date, substantially all the fixed assets (other than real estate, inventory subject to the Inventory Adjustment and Equipment included in the Rental Asset Listing or on Schedule 1.3(d)) of the Corporation, including, without limitation, identification of each vehicle by description and serial number, identification of machinery, equipment and general descriptions of parts, supplies and inventory. Except as shall be described on Schedule 3.12(a), all of the Corporation's vehicles, machinery and equipment necessary for the operation of its business and all of the Equipment listed on Schedule 1.3(d) and the Rental Asset Listing are substantially free of known defects that would cause them to fail. All leases of fixed assets are in full force and effect and binding upon the parties thereto; neither the Corporation nor any other party to such leases is in breach of any of the material provisions thereof.

          (b) Each parcel of real property leased, owned or being purchased by the Corporation as of the Closing Date (the "Corporate Property"), including the street address and, in the case of Corporate Property owned or being purchased, the legal description thereof, is listed on Schedule 3.12(b) and attached to said Schedule 3.12(b) are copies of all leases, deeds, outstanding mortgages, other encumbrances and existing title insurance policies relating to each Corporate Property, as well as a current commitments for title insurance issued by a title insurance company satisfactory to United with respect to each Corporate Property owned or being purchased by the Corporation together with copies of all of the title exceptions referred to in said commitments. All leases listed on Schedule 3.12(b) are and shall be in full force and effect and binding on the parties thereto. Except as described on Schedule 3.12(b) there are and shall be as of the Closing Date no material physical or mechanical defects in or any Facility located on any Corporate Property and each such Facility is in good condition and repair.

          (c) The Corporation has good, valid and marketable title to all properties and assets, real, personal, and mixed, tangible and intangible, actually used or necessary for the conduct of its business, free of any encumbrance or charge of any kind except: (i) liens for current taxes not yet due; (ii) minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value of the property subject thereto, do not materially impair the value of the Corporation, and have arisen only in the ordinary course of business and consistent with past practice; and (iii) the liens identified on Schedule 3.8(c) (collectively, the "Permitted Liens"). Except as described on
     Schedule 3.12(b) there are and as of the Closing Date will be no leases, occupancy agreements, options, rights of first refusal or any other agreements or arrangements, either oral or written, that create or confer in any person or entity the right to acquire, occupy or possess, now or in the future, any Facility, any Corporate Property, or any portion thereof, or create in or confer on any person or entity any right, title or interest therein or in any portion thereof.

     3.13 ACQUISITION/DISPOSAL OF ASSETS.  Except as indicated on Schedule 3.13,
          ------------------------------
since the date of the Rental Asset Listing attached as Schedule 1.4(b), the Corporation has not acquired or sold or otherwise disposed of any properties or assets which have a value in excess of $7,500 with respect to any single asset and $75,000 in the aggregate, or which are material to the operation of the Corporation's business as presently conducted, without the prior written consent of United.

          CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS.
          ----------------------------------------------

          (a) Schedule 3.14(a) lists, as of the Closing Date, and includes copies of, all material contracts and agreements (other than standard rental agreements with customers, leases included with Schedule 3.12(b) and documents included with Schedule 3.12(b)) to which the Corporation is a party or by which it or any of its property is bound (including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other security agreements). Except as disclosed on Schedule 3.14(a), all such contracts and agreements included in Schedule 3.14(a) are in full force and effect and binding upon the parties thereto. Except as described or cross referenced on Schedule 3.14(a), neither the Corporation nor, to any of the Shareholders' knowledge, any other parties to such contracts and agreements is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified the Corporation or any of the Shareholders of a default thereunder, or exercised any options thereunder. None of such contracts, agreements and licenses requires notice to, or consent or approval of, any third party to any of the transactions contemplated hereby, except such consents and approvals as are listed on Schedule 3.14(a).

          (b) Except as set forth on Schedule 3.14(b), there is no outstanding judgment, order, writ, injunction or decree against the Corporation, the result of which could materially adversely affect the Corporation or its business or any of the Corporate Properties, nor has the Corporation been notified that any such judgment, order, writ, injunction or decree has been requested.

     3.15 INSURANCE.  Schedule 3.15 is a complete list and includes copies, as
          ---------
of the Closing Date, of all insurance policies in effect on the Closing Date or, with respect to "occurrence" policies that were in effect, carried by the Corporation in respect of the Facilities, the Corporate Properties or any other property used by the Corporation specifying, for each policy, the name of the insurer, the type of risks insured, the deductible and limits of coverage, and the annual premium therefor. During the last five years, there has been no lapse in any material insurance coverage of the Corporation. For each insurer providing coverage for any of the contingent or other liabilities listed on
Schedule 3.8(b), except to the extent otherwise set forth in Schedule 3.8(b), each such insurer, if required, has been properly and timely notified of such liability, no reservation of rights letters have been received by the Corporation and the insurer has assumed defense of each suit or legal proceeding.

     3.16 PERSONNEL.  Schedule 3.16 is a complete list, as of the Closing Date,
          ---------
of all officers, directors and employees (by type or classification) of each Corporation and their respective rates of compensation, including (i) the portions thereof attributable to bonuses, (ii) any other salary, bonus, stock option, equity participation, or other compensation arrangement made with or promised to any of them, and (iii) copies of all employment agreements with non-union officers, directors and employees. Schedule 3.16 shall also lists the driver's license number for each driver of the Corporation's motor vehicles who is required to have a commercial, chauffeur's, or other special class of drivers license in order to operate commercial or heavy vehicles used in the Corporation's business.

     3.17 BENEFIT PLANS AND UNION CONTRACTS.
          ---------------------------------

          (a) Schedule 3.17(a) is a complete list as of the Closing Date, and includes complete copies (or, in the case of oral arrangements, descriptions), of all employee benefit plans and agreements (written or oral) currently maintained or contributed to by the Corporation, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Closing Date. Except for the employee benefit plans described on Schedule 3.17(a), the Corporation has no other pension, retirement, welfare, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements with any party. Except as disclosed on Schedule 3.17(a), all employee benefit plans listed on Schedule 3.17(a) are fully funded and in substantial compliance with all applicable federal, state and local statutes, ordinances and regulations. All such plans that are intended to qualify under Section 401(a) of the Internal Revenue Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.17(a). Except as disclosed on Schedule 3.17(a), all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 3.17(a). All employee benefit plans listed on such Schedule have been operated in accordance with the terms and provisions of the plan documents and all related documents and policies. The Corporation has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liabilit Guaranty Corporation for any employee benefit plan, nor has the Corporation, nor party-in-interest or disqualified person, engaged in any transaction or other activity which would give rise to such liability. The Corporation has not participated in or made contributions to any "multi-employer plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), nor would the Corporation or any affiliate be subject to any withdrawal liability with respect to such a plan if any such employer withdrew from such a plan immediately prior to the Closing Date. No employee pension benefit plan is under funded on a termination basis as of the date of this Agreement.

          (b) Schedule 3.17(b) is a complete list, as of the Closing Date, and includes complete copies of all union contracts and agreements between the Corporation and any collective bargaining group. The Corporation is in compliance in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as disclosed in Schedule 3.8(b), there is no charge pending or, to the Corporation's or the Shareholders' knowledge, threatened, against the Corporation before any court or agency and alleging unlawful discrimination in employment practices and there is no charge of or proceeding with regard to any unfair labor practice against it pending before the National Labor Relations Board. There is no labor strike, dispute, slow down or stoppage as of the Closing Date, existing or threatened against the Corporation; no union organizational activity exists respecting employees of the Corporation not currently subject to a collective bargaining agreement; the union contracts or other agreements delivered as part of Schedule 3.17(b) constitute all agreements with the unions or other collective bargaining groups, and there are no other arrangements or established practices relating to the employees covered by any collective bargaining agreement; and Schedule 3.17(b) will contain as of the date it is delivered a list of all arbitration or grievance proceedings that have occurred since the Balance Sheet Date. No one has petitioned within the last five years, and no one is now petitioning, for union representation of any employees of the Corporation. The Corporation has not experienced any labor strike, slow-down, work stoppage, labor difficulty or other job action during the last five years.

          (c) No payment made to any employee, officer, director or independent contractor of the Corporation (the "Recipient") pursuant to any employment contract, severance agreement or other arrangement (the "Golden Parachute Payment") will be nondeductible by the Corporation because of the application of Sections 280G and 4999 of the Code to the Golden Parachute Payment, nor will a Corporation be required to compensate any Recipient because of the imposition of an excise tax (including any interest or penalties related thereto) on the Recipient by reason of Sections 280G and 4999 of the Code.

     3.18 TAXES.
          -----

          (a) The Corporation has timely filed all requisite federal, state, local and other tax and information returns due for all fiscal periods ended on or before the Closing Date. All such returns are accurate and complete. Except as set forth on Schedule 3.18, there are no open years, examinations in progress, extensions of any statute of limitations or claims against the Corporation relating to federal, state, local or other taxes (including penalties and interest) for any period or periods prior to and including the Closing Date and no notice of any claim for taxes has been received. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal income, and state franchise, income and sales tax returns of the Corporation for its last three fiscal years are attached as part of Schedule 3.18. Copies of all other federal, state, local and other tax and information returns for all prior years of the Corporation's existence have been made available to United and are among the records of the Corporation which will accrue to United at the Closing. The Corporation has not been contacted by any federal, state or local taxing authority regarding a prospective examination.

          (b) Except as set forth on Schedule 3.18 (which schedule also includes the amount due with respect to such Corporation) the Corporation has duly paid all taxes and other related charges required to be paid prior to the Closing Date. The reserves for taxes contained in the Financial Statements of the Corporation are adequate to cover their tax liability as of the Closing Date.

          (c) The Corporation has withheld all required amounts from its employees for all pay periods in full and complete compliance with the withholding provisions of applicable federal, state and local laws. All required federal, state and local and other returns with respect to income tax withholding, social security, and unemployment taxes have been duly filed by the Corporation for all periods for which returns are due, and the amounts shown on all such returns to be due and payable have been paid in full.

     3.19 COPIES COMPLETE.  Except as disclosed on Schedule 3.19, the certified
          ---------------
copies of the Articles of Incorporation and Bylaws of the Corporation, both as amended to the Closing Date, and the copies of all standard form rental agreements, leases, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to United in connection with the transactions contemplated hereby are complete and accurate as of the Closing Date and are true and correct copies of the originals thereof. Except as specifically disclosed on Schedule 3.19, the rights and benefits of the Corporation will not be adversely affected by the transactions contemplated hereby, and the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions thereof. None of such leases, instruments, agreements, licenses, permits, site assessments, certificates or other documents requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby, except such consents and approvals as are listed on Schedule 3.19 and which have been given or obtained prior to the Closing.

     3.20 PRODUCT QUALITY, WARRANTY CLAIMS, PRODUCT LIABILITY.  All products and
          ---------------------------------------------------
services sold, rented, leased, provided or delivered by the Corporation to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and, to the knowledge of the Corporation and the Shareholders, the Corporation has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Corporation giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product or service sold, leased, rented, provided or delivered by the Corporation to customers on or prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease. Except as set forth on Schedule 3.20, the Corporation has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Corporation which might give rise to any liability) arising out of any injury to a person or property as a result of the ownership, possession, provision or use of any Equipment, product or service sold, rented, leased, provided or delivered by the Corporation on or prior to the Closing Date. All product liability claims that have been asserted against the Corporation since January 1, 1991, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on Schedule 3.20.

     3.21 NO CHANGE WITH RESPECT TO CORPORATION.  Except as set forth on
          -------------------------------------
Schedule 3.21, since the Balance Sheet Date, the business of the Corporation has been conducted only in the ordinary course there has been no change in the condition (financial or otherwise) of the assets, liabilities or operations of the Corporation other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse. Specifically, and without limiting the generality of the foregoing, except as set forth on
Schedule 3.21, with respect to the Corporation, since the Balance Sheet Date, there has not been:

          (a) any change in its financial condition, assets, liabilities (contingent or otherwise), income, operations or business which would have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), income, operations or business of the Corporation, taken as a whole;

          (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting any material portion of its properties or business;

          (c) any change in or agreement to change (i) its shareholders, (ii) ownership of its authorized capital or outstanding securities, or (iii) its securities;

          (d) any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

          (e) any increase or bonus or promised increase or bonus in the compensation payable or to become payable by it, in excess of usual and customary practices, to any of its directors, officers, employees or agents, or any accrual or arrangement for or payment of any bonus or other special compensation to any employee or any severance or termination pay paid to any of its present or former officers or other key employees;

          (f) any labor dispute or any other event or condition of any character, materially adversely affecting its business or future prospects;

          (g) any sale or transfer, or any agreement to sell or transfer, any of its material assets, property or rights to any other person, including, without limitation, the Shareholders and their Affiliates, other than in the ordinary course of business;

          (h) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to it, including, without limitation, any indebtedness or obligation of any of the Shareholders or any Affiliate thereof;

          (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (j) any purchase or acquisition of, or any agreement, plan or arrangement to purchase or acquire, any of its property, rights or assets outside the ordinary course of its business;

          (k)  any waiver of any of its material rights or claims;

          (l) any new or any amendment or termination of any existing material contract, agreement, license, permit or other right to which it is a party;

          (m) any decline in the stockholders equity of the Corporation of more than $25,000 from the stockholders equity of the Corporation as of the Balance Sheet Date other than a decline resulting from normal year end accounting adjustments consistent with prior practices;

          (n) any increase in the amount of indebtedness owed by the Shareholders or their Affiliates to any person other than the Corporation and secured by one or more Corporate Properties;

          (o) any increase in the amount of aggregate indebtedness owed by the Shareholders or their Affiliates to the Corporation; or

          (p) any other transaction outside the ordinary course of its business.

     3.22 CLOSING DATE DEBT; CLOSING DATE CURRENT ASSETS AND CLOSING DATE
          ---------------------------------------------------------------
CURRENT LIABILITIES.  Schedule 1.3(a) accurately sets forth the Closing Date
-------------------
Debt of the Corporation. Schedule 1.3(b) accurately sets forth the Closing Date Current Assets and Closing Date Current Liabilities of the Corporation.

     3.22 BANK ACCOUNTS.  Schedule 3.23 is a complete and accurate list, as of
          -------------
the Closing Date, of:

          (a) the name of each bank in which the Corporation has accounts or safe deposit boxes;

          (b)  the name(s) in which the accounts or boxes are held;

          (c)  the type of account; and

          (d) the name of each person authorized to draw thereon or have access thereto.

     3.24 COMPLIANCE WITH LAWS.  Except as disclosed on Schedule 3.24, the
          --------------------
Corporation has materially complied with, and the Corporation is presently in material compliance with, federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to it (collectively "Laws"), including, but not limited to, the Americans with Disabilities Act, the Federal Occupational Safety and Health Act, and Laws relating to the public health, safety or protection of the environment (collectively, "Environmental Laws"). Except as disclosed on Schedule 3.24, there has been no assertion by any party that the Corporation is in material violation of any Laws. Specifically and without limiting the generality of the
foregoing, except as disclosed on Schedule 3.24:   except as permitted under
Environmental Laws, the Corporation has not processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined below),(ii) no Hazardous Material, other than that allowed under Environmental Laws has been disposed of, or otherwise released on any Corporate Property, and no Corporate Property has ever been subject to or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any Corporate Property or any real property now or previously owned or leased by the Corporation. As used in this Agreement, "Hazardous Material" shall mean the substances defined as "Hazardous Waste" in 40 CFR 261, substances defined in any comparable California statute or regulation and any substance the presence of which requires remediation pursuant to any Environmental Laws.

     3.25 POWERS OF ATTORNEY.  The Corporation has not granted any power of
          ------------------
attorney (except routine powers of attorney relating to representation before governmental agencies) or entered into any agency or similar agreement whereby a third party may bind or commit the Corporation in any manner.

     3.26 UNDERGROUND STORAGE TANKS.  Except as set forth on Schedule 3.26, no
          -------------------------
underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or Environmental Laws are currently or have been located on any Corporate Property. Except as set forth on Schedule 3.26, the Corporation has never owned or leased any real property not included in the Corporate Property having any underground storage tanks containing petroleum products or wastes or other hazardous substances regulated by 40 CFR
280. As to each such underground storage tank ("UST") identified on Schedule 3.26, the Corporation has provided to United, on Schedule 3.26:

          (a) the location of the UST, information and material, including any available drawings and photographs, showing the location, and whether the Corporation currently owns or leases the property on which the UST is located (and if the Corporation does not currently own or lease such property, the dates on which it did and the current owner or lessee of such property);

          (b)  the date of installation and specific use or uses of the UST;

          (c) copies of tank and piping tightness tests and cathodic protection tests and similar studies or reports for each UST;

          (d) a copy of each notice to or from a governmental body or agency relating to the UST;

          (e) other material records with regard to the UST, including, without limitation, repair records, financial assurance compliance records and records of ownership; and

          (f) to the extent not otherwise set forth pursuant to the above, a summary description of instances, past or present, in which, to the Corporation's, or the Shareholders' knowledge, the UST failed to meet applicable standards and regulations for tightness or otherwise and the extent of such failure, and any other operational or environmental problems with regard to the UST, including, without limitation, spills, including spills in connection with delivery of materials to the UST, releases from the UST and soil contamination.

     Except to the extent set forth on Schedule 3.26, the Corporation has complied with Environmental Laws regarding the installation, use, testing, monitoring, operation and closure of any UST described on Schedule 3.26.

     3.27 PATENTS, TRADEMARKS, TRADE NAMES, ETC.  Schedule 3.27 lists all
          --------------------------------------
patents, tradenames, fictitious business names, trademarks, service marks, and copyrights owned by the Corporation or which it is licensed to use (other than licenses to use software for personal computer operating systems that were provided when the computer was purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). No patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights, or designations used by the Corporation in its business infringe on any patents, trademarks, or copyrights, or any other rights of any person. Neither the Corporation nor any of the Shareholders knows or has any reason to believe that there are any claims of third parties to the use of any such names or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims.

     3.28 ASSETS, ETC., NECESSARY TO BUSINESS.  The Corporation owns or leases
          -----------------------------------
all properties and assets, real, personal, and mixed, tangible and intangible, and, except as disclosed on Schedules 3.5, 3.10(a), 3.10(b), 3.14(a) and 3.19, is a party to all Governmental Permits and other agreements necessary to permit it to carry on its business as presently conducted. All of said Governmental Permits and agreements have been duly obtained and, except as disclosed on Schedules 3.5, 3.8(b), 3.10(a), 3.10(b), 3.14(a) and 3.19, are in full force and effect and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Neither the Corporation nor any of the Shareholders has any knowledge of any reason why all such Governmental Permits and agreements will not remain in effect after consummation of the transactions contemplated hereby.

     3.29 CONDEMNATION.  No Corporate Property owned or leased by the
          ------------
Corporation is the subject of, or would be affected by, any pending condemnation or eminent domain proceedings, and, to the knowledge of the Corporation and the Shareholders, no such proceedings are threatened.

     3.30 MANUFACTURERS, SUPPLIERS AND CUSTOMERS.  The relations between the
          --------------------------------------
Corporation and its customers are good. Neither the Corporation nor any of the Shareholders has knowledge of any fact (other than general economic and industry conditions) which indicates that any of the manufacturers or suppliers supplying products, components or materials to the Corporation intends to cease providing such items to the Corporation, nor does the Corporation or any of the Shareholders have knowledge of any fact (other than general economic and industry conditions) which indicates that any of the customers of a Corporation intends to terminate, limit or reduce its business relations with the Corporation.

     3.31 ABSENCE OF CERTAIN BUSINESS PRACTICES.  Neither the Corporation nor
          -------------------------------------
any of the Shareholders has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Corporation in connection with any actual or proposed transaction which (a) might subject the Corporation to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the financial condition, business or results of operations of the Corporation, or (c) if not continued in the future, might adversely affect the financial condition, business or operations of the Corporation or which might subject the Corporation to suit or penalty in any private or governmental litigation or proceeding.

     3.32 RELATED PARTY TRANSACTIONS.  Except as disclosed in the Financial
          --------------------------
Statements, none of the Shareholders nor their Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, shareholder or partner of, or consultant to or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Corporation.

     3.33 DISCLOSURE SCHEDULES.  Any matter disclosed on any Schedule to this
          --------------------
Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

     3.34 NO MISLEADING STATEMENTS.  The representations and warranties of the
          ------------------------
Corporation and the Shareholders contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to United and its representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

     3.35 ACCURATE AND COMPLETE RECORDS.  The corporate minute books, stock
          -----------------------------
ledgers, books, ledgers, financial records and other records of the Corporation:

          (a) have been made available to United and its agents at the Corporation's offices or at the offices of United's attorneys or the Corporation's attorneys;

          (b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

          (c) are accurate and complete, reflect all material corporate transactions required to be authorized by the Boards of Directors and/or shareholders of the Corporation and do not contain or reflect any material discrepancies.

     3.36 KNOWLEDGE.  Wherever reference is made in this Agreement to the
          ---------
"knowledge" of the Shareholders, such term means the actual knowledge of the Shareholders or any knowledge which should have been obtained by the Shareholders upon reasonable inquiry by a reasonable business person. Wherever reference is made in this Agreement to the "knowledge" of the Corporation, such term means the actual knowledge of any management employee, officer or director of the Corporation or any knowledge which should have been obtained by any such person upon reasonable inquiry by a reasonable business person. Wherever reference is made in this Agreement to the "knowledge" of the ESOP, such term means the actual knowledge of the Trustees, or of either of them, or any knowledge which should have been obtained by such person upon reasonable inquiry by a reasonable person in the position of Trustee of an employee stock ownership plan.

     3.37 BROKERS; FINDERS.  Except as set forth on Schedule 3.37, no person has
          ----------------
acted directly or indirectly as a broker, finder or financial advisor for the Corporation or the Shareholders in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Corporation or the Shareholders.

     3.38 NO ESOP LOANS; NO ESOP ASSETS HELD IN SUSPENSE ACCOUNT.  The ESOP has
          ------------------------------------------------------
not at any time engaged in any loan transaction, either in the form of an "exempt loan" within the meaning of Treas. Reg. 54.4975-7(b) or in any other form, and has not acquired any assets with the proceeds of any loan. The ESOP has not held any assets in a "suspense account" within the meaning of Treas. Reg. 54.4975-11(c).

     4.   REPRESENTATIONS AND WARRANTIES OF UNITED
          ----------------------------------------

     United represents and warrants to the Shareholders that each of the following representations and warranties is true as of the date of this Agreement and will be true as of the Closing Date, and agrees that such representations and warranties shall survive the Closing:

     4.1  EXISTENCE AND GOOD STANDING.  United is a Corporation duly organized,
          ---------------------------
validly existing and in good standing under the laws of the State of Delaware.

     4.2  NO CONTRACTUAL RESTRICTIONS.  No provisions exist in any article,
          ---------------------------
document or instrument to which United is a party or by which it is bound which would be violated by consummation of the transactions contemplated by this Agreement.

     4.3  AUTHORIZATION OF AGREEMENT.  This Agreement has been duly authorized,
          --------------------------
executed and delivered by United and, subject to the due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of United. United has full corporate power, legal right and corporate authority to enter into and perform its obligations under this Agreement and to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not and will not, after the giving of notice, or the lapse of time or otherwise: (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to United; (b) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of United; or (c) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which United is a party or by which it is bound.

     4.4  NO MISLEADING STATEMENTS.  The representations and warranties of
          ------------------------
United contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to the Shareholders pursuant hereto are materially complete and accurate, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading as of the Closing Date.

     4.5  BROKERS; FINDERS.  No person has acted directly or indirectly as a
          ----------------
broker, finder or financial advisor for United in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of United.

     4.6  DISCLOSURE SCHEDULES.  Any matter disclosed by United on any Schedule
          --------------------
to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

     5.   CLOSING DELIVERIES
          ------------------

     5.1  At the Closing, the respective parties made the deliveries indicated:

          UNITED DELIVERIES.
          -----------------

          (a) United delivered to the Shareholders the portion of the Purchase Price required to be delivered on the Closing Date pursuant to Section 1.2.

          (b) United executed and delivered a Software License (the "Software License") with Operation Management Systems, Inc.

          (c)  The Corporation executed and delivered the Lease.

          (d) United delivered to the Shareholders an opinion of United's counsel, dated as of the Closing Date.

          (e)  United executed and delivered the Escrow Agreement.

          (f) Joe and Pat and the Corporation executed and delivered the Lease Termination Agreement.

     5.2  SHAREHOLDERS DELIVERIES.
          -----------------------

          (a) The Shareholders delivered to United the certificates representing the outstanding Corporation's Stock, free and clear of all liens, security interests, claims and encumbrances, accompanied by stock powers duly executed in blank.

          (b) The Shareholders delivered to United an opinion of counsel for the ESOP, dated as of the Closing Date.

          (c) The Shareholders delivered to United an opinion of counsel for the Shareholders, dated as of the Closing Date.

          (d)  The Lessor executed and delivered the Lease.

          (e) Except as provided in Section 6.7, the Corporation delivered to United evidence satisfactory to United showing that all written employment contracts and all oral employment contracts other than those that are terminable "at will" without payment of severance (other than normal severance benefits approved by United) or other benefits with non-union employees of the Corporation (including, without limitation, stock options or other rights to obtain equity in the Corporation) have been terminated, effective on or before the Closing Date.

          (f) The Shareholders caused each officer and director of the Corporation to deliver a resignation as an officer and/or director of the corporation together with a general release releasing the Corporation from all obligations under any indemnification agreements, the charter documents of the Corporation, or otherwise, arising out of or relating to this Agreement or the consummation of the transactions contemplated thereby, other than obligations arising after the Closing Date under this Agreement.

          (g)  Joe and Pat executed and delivered the Software License.

          (h) The Shareholders caused David G. Wallace ("Wallace"), as lessor, to execute and deliver a Consent to Assignment of Lease relating to that certain Lease dated March 12, 1993, between Wallace and the Corporation, as lessee, for certain real property in Modesto, California, used by the Corporation.

          (i)   The Shareholders executed and delivered the Escrow Agreement.

     6.   ADDITIONAL COVENANTS OF UNITED, THE CORPORATION AND THE SHAREHOLDERS
          --------------------------------------------------------------------

     6.1  FURTHER ASSURANCES AND ADDITIONAL CONVEYANCES.  Following the Closing,
          ---------------------------------------------
the Shareholders and United shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as United or the Shareholders may reasonably request for the purpose of carrying out this Agreement. The Shareholders will cooperate with United and/or the Corporation on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     6.2  RELEASE OF GUARANTIES.  United shall use reasonable efforts to obtain
          ---------------------
the termination and release promptly after the Closing Date of the personal guaranties of the

Shareholders listed on Schedule 6.2, all of which relate to indebtedness of the Corporation included in the Financial Statements as of the Balance Sheet Date. United shall indemnify the Shareholders and hold them harmless from and against all losses, expenses or claims by third parties to enforce or collect indebtedness owed by the Corporation as of the Closing Date which is personally guaranteed by the Shareholders pursuant to such guaranties. The Shareholders may notify the obligees under such guaranties that they have terminated their obligations under such guaranties. The Shareholders shall cooperate with United in obtaining such releases.

     6.3  CONFIDENTIALITY.  Neither the Corporation nor any of the Shareholders
          ---------------
shall disclose or make any public announcements of the transactions contemplated by this Agreement without the prior written consent of United, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify United at least 24 hours before such disclosure or announcement is expected to be made.

     6.4  BROKERS AND FINDERS FEES.  Each party shall pay and be responsible for
          ------------------------
any broker's, finder's or financial advisory fee incurred by such party in connection with the transactions contemplated by this Agreement.

     6.5  TAXES.  United shall reasonably cooperate, at the expense of the
          -----
Shareholders, with the Shareholders with respect to any matters involving the Shareholders arising out of the Shareholders' ownership of the Corporation prior to the Closing, including matters relating to tax returns and any tax audits, appeals, claims or litigation with respect to such tax returns or the preparation of such tax returns. In connection therewith, United shall make available to the Shareholders such files, documents, books and records of the Corporation for inspection and copying as may be reasonably requested by the Shareholders and shall cooperate with the Shareholders with respect to retaining information and documents which relate to such matters.

     6.6  SHORT YEAR TAX RETURNS.  After the Closing Date, the Shareholders
          ----------------------
shall prepare at their sole cost and expense, all short year federal, state, county, local and foreign tax returns required by law for the period beginning with the first day of the Corporation's fiscal year in which the Closing occurs and ending with the Closing Date. Each such return shall be prepared in a financially responsible and conservative manner and shall be delivered to United together with all necessary supporting schedules within 90 days following the Closing Date for its approval (but such approval shall not relieve the Shareholders of their responsibility for the taxes assessed under these returns). The Shareholders shall be responsible for the payment of all taxes (including without limitation any taxes arising as a result of the conversion of the Corporation from a cash to an accrual basis of reporting) shown to be due or that may come to be due on such returns or otherwise relating to the period prior to the Closing Date in excess of the amount of any reserve for taxes included in Closing Date Current Liabilities and, at the time of the delivery of the returns, shall contemporaneously deliver to United checks payable to the respective taxing authorities in amounts equal to that shown as being due on the returns. United shall sign tax returns and cause such returns to be timely filed with the appropriate authorities. The Shareholders shall be entitled to receive all refunds shown on said returns and any such refunds received by the Corporation or United shall be remitted to the Shareholders.

     6.7  CONTINUED EMPLOYMENT BY JOE AND PAT.  Joe and Pat shall continue their
          -----------------------------------
employment by the Company for a period of 90 days after the Closing Date on the same terms and conditions as they are presently employed. At the expiration of that period, Joe and Pat's employment shall terminate without further liability of the Corporation.

     6.8  SHAREHOLDERS' REPRESENTATIVE.
          ----------------------------

          (a) In order to administer efficiently the rights and obligations of the Shareholders under this Agreement, the Shareholders hereby designate and appoint Joe as the Shareholders' Representative, to serve as the Shareholders' agent and attorney-in-fact for the limited purposes set forth in this Agreement.

          (b) Each of the Shareholders hereby appoints the Shareholders' Representative as such Shareholder's agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including, without limitation, the full power and authority on such Shareholder's behalf (i) to consummate the transactions contemplated by this Agreement, (ii) to disburse any funds received hereunder to the Shareholders, (iii) to execute and deliver on behalf of each Shareholder any amendment or waiver under this Agreement, and to agree to resolution of all Adjustments pursuant to Section 1.4 or 10, and of all Claims hereunder,
     (iv) to retain legal counsel and other professional services, at the expense of the Shareholders, in connection with the performance by the Shareholders' Representative of this Agreement, and (v) to do each and every act and exercise any and all rights which such Shareholder or Shareholders are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders' Representative and shall survive the death, bankruptcy or other incapacity of any Shareholder.


          (c) Each of the Shareholders hereby agrees that any amendment or waiver under this Agreement, and any action taken on behalf of the Shareholders to enforce the rights of the Shareholders under this Agreement, and any action taken with respect to any Adjustment or Claim (including any action taken to object to, defend, compromise or agree to the payment of such Adjustment or Claim), shall be effective if approved in writing by the Shareholders' Representative and the holders of a majority of the Corporation's Stock (including any Corporation's Stock held by the Shareholders' Representative), or, in the case of any amendment or waiver made or given or action taken after the Closing, if so approved by persons who were the holders of a majority of the Corporation's Stock immediately prior to the Closing, and that each and every action so taken shall be binding and conclusive on every Shareholder, whether or not such Shareholder had notice of, or approved, such amendment or waiver.

          (d) Joe shall serve as the Shareholders' Representative until he resigns or is otherwise unable or unwilling to serve. In the event that a Shareholders' Representative resigns from such position or is otherwise unable or unwilling to serve, the remaining Shareholders shall select, by the vote of the holders of a majority of the

     Corporation's Stock immediately prior to the Closing, a successor representative to fill such vacancy, shall provide prompt written notice to United of such change and such substituted representative shall then be deemed to be the Shareholders' Representative for all purposes of this Agreement.

     6.9  GENERAL RELEASE BY SHAREHOLDERS.  Each Shareholder hereby fully
          -------------------------------
releases and discharges the Corporation and its directors, officers, agents and employees from all rights, claims and actions, known or unknown, of any kind whatsoever, which such Shareholder now has or may hereafter have against the Corporation and its directors, officers, agents and employees, arising out of or relating to events arising prior to or on the Closing Date, except (a) as may be described in written contracts disclosed in Schedule 6.9 and expressly described and specifically excepted from this release in Schedule 6.9, (b) in the case of Shareholders who are employees of the Corporation, compensation for current periods expressly described and excepted from such releases, and (c) for the obligations of the Corporation arising after the Closing Date under this Agreement. Specifically, but not by way of limitation, each Shareholder waives any right of indemnification, contribution or other recourse against the Corporation which it now has or may hereafter have against each Corporation with respect to representations, warranties or covenants made in this Agreement by the Corporation.

          Each Shareholder hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which states as follows:

          "A general release does not extend to claims to which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor ."


Each Shareholder understands and acknowledges the significance and consequence of this waiver of Section 1542 and nevertheless elects to, and does, release those claims described in this Section 6.9, known or unknown, that it may have now or in the future arising out of or relating to any event arising on or prior to the date of this Agreement.

     7.   INDEMNIFICATION
          ---------------

     7.1  INDEMNITY BY THE SHAREHOLDERS.  The Shareholders other than the ESOP,
          -----------------------------
jointly and severally, subject to the limitations set forth in Section 7.2, covenant and agree that they will indemnify and hold harmless United, the Corporation and their respective directors, officers and agents and their respective successors and assigns (collectively the "United Indemnitees"), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), expenditures, including, without limitation, any "Environmental Site Losses" (as such term is hereinafter defined) identified by a United Indemnitee in a Claims Notice (as defined in
Section 7.3(a)), or asserted by a United Indemnitee in litigation commenced against the Shareholders other than the ESOP provided that in either case any
                                             --------
such Claims Notice shall be given or the litigation commenced prior to the expiration of the periods set forth in

Section 7.2(c) (irrespective of the date of discovery), with respect to each of the following contingencies (all, the "Indemnity Events"):

          (a) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Shareholders or the Corporation pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to United pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, United relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

          (b) "Environmental Site Losses," which shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any Facility, any UST or any other site, including, but not limited to (i) any actual or alleged violation of any law or regulation respecting the protection of the environment, or any other law or regulation respecting the protection of the air, water and land occurring prior to the Closing Date and (ii) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any Release of pollutants (including odors) or Hazardous Materials from any Facility, any UST or any other environmental site resulting from activities thereat occurring prior to the Closing Date, whether such Release is into the air, water (including groundwater) or land and whether such Release occurring before, during or after the Closing Date. The term "Release" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment.

          (c) Any liability arising from the Corporation's repurchase of shares of its capital stock from Gary Covey, Ken Rivera and William Fitch.

          (d)  Any liability arising from the matters described on Schedule
     3.8(b).

          (e) Any and all liabilities and obligations of Operational Management Systems, Inc., a former subsidiary of the Corporation ("OMS") that was sold to Joe and Pat immediately prior to the Closing.

          (f) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

     7.2  LIMITATIONS ON SHAREHOLDERS' INDEMNITIES.
          ----------------------------------------

          (a) The obligations of the Shareholders other than the ESOP to indemnify the United Indemnitees as provided in Section 7.1 shall be equal to the amount by which the cumulative amount of all such liabilities, claims, damages deficiencies, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, expenditures and Environmental Site Losses with respect to any or all Indemnity Events exceed $150,000 (the "General Deductible Amount"); provided, that the
                                                        --------
     amount of any obligation of indemnity arising pursuant to Section 7.1 with respect to any representation, warranty or covenant contained in Sections
     3.1 through 3.5; and 3.12(c) hereof shall not be subject to the General Deductible Amount and the amount of any indemnity obligation arising pursuant to Section 3.9 or 3.22 with respect to Claims based on the Inventory Value and the Equipment included on the Rental Asset Listing shall be subject to the applicable amounts set forth in Sections 1.4(b) and 1.4(c) in lieu of the General Deductible Amount.

          (b) The maximum amount which United can recover as a result of one or more Indemnity Events pursuant to the provisions hereof for Claims shall not in the aggregate exceed the Purchase Price.

          (c)  The obligations of the Shareholders other than the ESOP under
     Section 7.1 shall expire, unless a Claims Notice is given or litigation is
     commenced, on or prior to the following applicable dates:   with respect to
     Claims arising under Sections 3.1 through 3.5, 3.12(c), 3.18 and 3.24, and pursuant to Section 7.1(b), the applicable statute of limitations; with respect to all other Claims, the fifth anniversary of the Closing Date.

     7.3  NOTICE OF INDEMNITY CLAIM.
          -------------------------

          (a) In the event that any claim ("Claim") is hereafter asserted against or arises with respect to any United Indemnitee as to which such Indemnitee may be entitled to indemnification hereunder, the United Indemnitee shall notify the Shareholders other than the ESOP (collectively, the "Indemnifying Party") in writing thereof (the "Claims Notice") within 10 days after (i) receipt of written notice of commencement of any third party litigation against such United Indemnitee, (ii) receipt by such United Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such United Indemnitee, or
     (iii) such United Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the United Indemnitee.

          (b) The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) do not exceed the limit set forth in Section 7.2 at the time the Claim is made, by the Indemnifying Party's own counsel; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify the United Indemnitee with respect to such action. The United Indemnitee may participate, at the United Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of the United Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

          (c) If, within 30 days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 7.3(b) and elected to defend the Claim, the United Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within 30 days reimburse the United Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

          (d) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 7.3 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

          (e) In the event both the United Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the United Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the United Indemnitee and the Indemnifying Party in the same action or proceeding and the United Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

     7.4  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  The
          ------------------------------------------------------
representations and warranties of the parties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the "Representations and Warranties") and the liability of the party making such Representations and Warranties for breaches thereof shall survive the consummation of the transactions contemplated hereby. The parties hereto in executing and delivering and in carrying out the provisions of this Agreement are relying solely on the representations, warranties,

Schedules, Exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any persons other than as specifically set forth herein or therein.

     7.5  NO EXHAUSTION OF REMEDIES OR SUBROGATION; RIGHT OF SET OFF.  The
          ----------------------------------------------------------
Shareholders waive any right to require any United Indemnitee to (i) proceed against the Corporation; (ii) proceed against any other person; or (iii) pursue any other remedy whatsoever in the power of any United Indemnitee. United may, but shall not be obligated to, set off against any and all payments due Shareholders pursuant to the Hold Back, any amount to which any United Indemnitee is entitled to be indemnified hereunder with respect to any Indemnity Event. Such right of set off shall be separate and apart from any and all other rights and remedies that the Indemnities may have against Shareholders or their successors.

     8.   OTHER POST-CLOSING COVENANTS OF THE SHAREHOLDERS AND UNITED
          -----------------------------------------------------------

     8.1  RESTRICTIVE COVENANTS.  As to the Corporation, the Shareholders and
          ---------------------
their Affiliates acknowledge that (i) United, as the purchaser of the Corporation's Stock, is and will be engaged in the same business as the Corporation (the "Business"); (ii) the Shareholders and their Affiliates are intimately familiar with the Business; (iii) the Business is currently conducted in the State of California and United intends to continue the Business in California and intends, by acquisition or otherwise, to expand the Business into other geographic areas of California where it is not presently conducted; (iv) the Shareholders and their Affiliates have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 8.1 are essential to protect the Business and the goodwill being acquired; and (vi) the Shareholders and their Affiliates have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Business and the provisions of this
Section 8 will not impair such ability. The Shareholders covenant and agree as set forth in (a), (b) and (c) below with respect to the Corporation:

          (a)  NON-COMPETE.  For a period commencing on the Closing Date and
               -----------
     terminating five years thereafter (the "Restricted Period"), neither the Shareholders nor any of their Affiliates shall, anywhere in the counties of San Joaquin, Stanislaus, Merced, Tuolumne, Amador, Calaveras, Sacramento, Solano, Alameda, Santa Clara and Contra Costa, California where United or one of its subsidiaries owns or operates a business similar to the Business (the "Restricted Counties"), directly or indirectly, acting individually or as the owner, shareholder, partner, or employee of any entity, (i) engage in the operation of any equipment rental, sales or leasing business; (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, officer, director, principal, agent, trustee or lender; provided, however, that any of the Shareholders may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided none of the Shareholders is a controlling person of, or a member of a group which controls, such business and further provided that the Shareholders do not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business and provided further that nothing herein shall prevent Joe and Pat from engaging, as directors, officers and/or shareholders of OMS, in the business in which OMS was engaged on the Closing Date and any other activities contemplated by the Software License.

          (b)  CONFIDENTIAL INFORMATION.  During the Restricted Period and
               ------------------------
     thereafter, the Shareholders and their Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business ("Confidential Information"), including without limitation, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by the Shareholders, or (ii) is general knowledge in the equipment rental, sales or leasing business and not specifically related to the Business.

          (c)  PROPERTY OF THE BUSINESS.  All memoranda, notes, lists, records
               ------------------------
     and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of the Shareholders or the Corporation or made available to them relating to the Business, but excluding any materials (other than the minute books of the Corporation) maintained by any attorneys for the Corporation or the Shareholders prior to the Closing, are and shall be the property of United and have been delivered or will be delivered or made available to United at the Closing.

          (d)  NON-SOLICITATION.  Without the consent of United, which may be
               ----------------
     granted or withheld by United in its discretion, the Shareholders and their Affiliates shall not solicit any employees of the Corporation to leave the employ of the Corporation and join the Shareholders or any Affiliate in any business endeavor owned or pursued by the Shareholders.

          (e)  NO DISPARAGEMENT.  From and after the Closing Date, none of the
               ----------------
     Shareholders shall, in any way or to any person or entity or governmental or regulatory body or agency, denigrate or derogate United or any of its subsidiaries, or any officer, director or employee, or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by the Shareholders from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise. A statement shall be deemed denigrating or derogatory to any person or entity if it adversely affects the regard or esteem in which such person or entity is held by investors, lenders or licensing, rating, or regulatory entities. Without limiting the generality of the foregoing, none of the Shareholders shall, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any person, entity or governmental or regulatory body or agency who or which has dealings or prospective dealings with any such company or jurisdiction or prospective jurisdiction over any such company. This paragraph does not apply to the extent that testimony is required by legal process, provided that United has received not less than five days' prior written notice of such proposed testimony.

     8.2  RIGHTS AND REMEDIES UPON BREACH.  If the Shareholders or any Affiliate
          -------------------------------
breaches, or threatens to commit a breach of, any of the provisions of Section
8.1 herein (the "Restrictive Covenants"), United shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to United at law or in equity:

          (a)  SPECIFIC PERFORMANCE.  The right and remedy to have the
               --------------------
     Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to United and that money damages would not provide an adequate remedy to United. Accordingly, in addition to any other rights or remedies, United shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Shareholders from any violation thereof.

          (b)  ACCOUNTING.  The right and remedy to require the Shareholders to
               ----------
     account for and pay over to United all compensation, profits, monies, accruals, increments or other benefits derived or received by the Shareholders as the result of any transactions constituting a breach of the Restrictive Covenants.

          (c)  SEVERABILITY OF COVENANTS.  The Shareholders acknowledge and
               -------------------------
     agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

          (d)  BLUE-PENCILING.  If any court determines that any of the
               --------------
     Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

          (e)  ENFORCEABILITY IN JURISDICTION.  United and the Shareholders
               ------------------------------
     intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of United and the

     Shareholders that such determination not bar or in any way affect United's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     9.   GENERAL
          -------

     9.1  ASSIGNMENT.  This Agreement shall be binding upon and shall inure to
          ----------
the benefit of the parties hereto, the successors or assigns of United and the heirs, legal representatives or assigns of the Shareholders; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement.

     9.2  COUNTERPARTS.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     9.3  NOTICES.  All notices, requests, demands and other communications
          -------
hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or one business day following deposit with an air courier service:

If to the Shareholders:                 at their respective addresses set
                                        forth on Schedule 3.2

With a copy to:                         David L. Grilli, Esq.
                                        Nomellini, Grilli & McDaniel
                                        P.O. Box 1461
                                        Stockton, CA  95201-1461
                                        FAX:  (209) 465-3956

                                        or

                                        235 E. Weber Avenue
                                        Stockton, CA  95202

If to United:                           United Rentals, Inc.
                                        Four Greenwich Office Park
                                        Greenwich, CT  06830
                                        Attention:  John Milne
                                        FAX:  (203) 622-6080

        With a copy to:                 Oscar D. Folger, Esq.
                                        521 Fifth Avenue
                                        New York, NY 10175
                                        FAX:  (212) 697-7833

                                        and

                                        Robert D. Evans, Esq.
                                        Shartsis, Friese & Ginsburg LLP
                                        One Maritime Plaza, 18th Floor
                                        San Francisco, CA   94111
                                        FAX:  (415) 421-2922

     9.4  ATTORNEYS' FEES.  In the event of any dispute or controversy between
          ---------------
United on the one hand and the Corporation or the Shareholders on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party. Such award shall include post-judgment attorney's fees and costs.

     9.5  APPLICABLE LAW.  This Agreement shall be governed by and construed in
          --------------
accordance with the laws of the State of California without regard to its conflict of laws provisions.


     9.6  PAYMENT OF FEES AND EXPENSES.  Whether or not the transactions herein
          ----------------------------
contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder (including, in the case of the Shareholders, any such fees, expenses and disbursements paid or accrued by, or charged to, the Corporation).

     9.7  INCORPORATION BY REFERENCE.  All Schedules and Exhibits attached
          --------------------------
hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

     9.8  CAPTIONS.  The captions in this Agreement are for convenience only and
          --------
shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

     9.9  NUMBER AND GENDER OF WORDS; CORPORATION.  Whenever the singular number
          ---------------------------------------
is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

     9.10 ENTIRE AGREEMENT.  This Agreement (including the Schedules and
          ----------------
Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between the Corporation, the Shareholders and United and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Corporation, the Shareholders and United acting through its officers, thereunto duly authorized by its Board of Directors.

     9.11 WAIVER.  No waiver by any party hereto at any time of any breach of,
          ------
or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     9.12 CONSTRUCTION.  The language in all parts of this Agreement must be in
          ------------
all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Connecticut or California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

     10.  ARBITRATION AND DISPUTE RESOLUTION.  THE PARTIES WAIVE THEIR RIGHT TO
          ----------------------------------
SEEK REMEDIES IN COURT, INCLUDING ANY RIGHT TO A JURY TRIAL, WITH RESPECT TO ANY DISPUTE CONCERNING DETERMINATION OF THE ADJUSTMENTS TO THE PURCHASE PRICE UNDER SECTIONS 1.3 AND 1.4 ONLY. The parties agree that in the event United and the Shareholders are unable to resolve a dispute concerning determination of the Adjustments to the Purchase Price, such dispute shall be resolved exclusively by arbitration to be conducted only in San Francisco, California in accordance with the rules of the Judicial Arbitration and Mediation Service ("JAMS") applying the laws of California. The parties agree that such arbitration shall be conducted by a retired judge who is experienced in dispute resolution regarding business acquisitions and accounting matters, that discovery shall not be permitted except as required by the rules of JAMS, that the arbitration award shall not include factual findings or conclusions of law, and that no punitive damages shall be awarded. The parties understand that any party's right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited. Any award rendered by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction as otherwise provided by law. The preceding portion of this Section does not apply to any dispute relating to any other provision of the Agreement, or to any other aspect of the transactions contemplated herein, and such other disputes may be resolved by the parties by any means available, including without limitation court action and a jury trial. The parties expressly do not waive any right to pursue any remedy available with respect to any dispute other than one concerning determination of the Adjustments to the Purchase Price under Sections 1.3 and 1.4, and expressly do not waive the right to trial with respect any other dispute.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons thereunto duly authorized as of the date first above written.


        THE CORPORATION:                A & A Tool Rentals and Sales, Inc.


                                        By:        --------------------------
                                                   Joseph E. Doran
                                                   President

        THE SHAREHOLDERS:

                                        --------------------------------------
                                                   Joseph E. Doran



                                        --------------------------------------
                                                   Patrick J. Doran



                                        --------------------------------------
                                        Joseph E. Doran, Trustee of the A & A
                                        Tool Rentals and Sales, Inc. Employee
                                        Stock Ownership Plan




                                        --------------------------------------
                                        Patrick J. Doran, Trustee of the A &
                                        A Tool Rentals and Sales, Inc.
                                        Employee Stock Ownership Plan

                        UNITED:         UNITED RENTALS, INC.


                                        By:
                                        John Milne, Vice Chairman and
                                        Chief Acquisition Officer